EXHIBIT 3.1

STATE OF NEVADA

BARBARA K. CEGAVSKE
Secretary of State

JEFFERY LANDERFELT
Deputy Secretary
for Commercial Recordings

OFFICE OF THE
SECRETARY OF STATE

Certified Copy

January 23, 2015

Job Number: C20150126-0383
Reference Number:
Expedite:
Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State's Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	Description	Number of Pages
20150032698-26	Withdrawal of Designation	2 Pages/1 Copies

Respectfully,

Barbara K. Cegavske

BARBARA K. CEGAVSKE
Secretary of State

Certified By: Diana Speltz
Certificate Number: C20150126-0383
You may verify this certificate
online at **http://www.nvsos.gov/**

Commercial Recording Division
202 N. Carson Street
Carson City, Nevada 89701-4201
Telephone (775) 684-5708
Fax (775) 684-7138

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

150401

Filed in the office of Barbara K. Cegavske Secretary of State State of Nevada	Document Number 20150032698-26
	Filing Date and Time 01/23/2015 2:41 PM
	Entity Number E0127052010-3

Certificate of Withdrawal of Certificate of Designation
(PURSUANT TO NRS 78.1955(6))

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Withdrawal of Certificate of Designation for Nevada Profit Corporations (Pursuant to NRS 78.1955(6))

1. Name of corporation:

IZEA, Inc.

2. Following is the resolution by the board of directors authorizing the withdrawal of Certificate of Designation establishing the classes or series of stock:

The corporation's Certificate of Designation of Series A Convertible Preferred Stock is being withdrawn. The resolutions of the corporation's board of directors authorizing such action are attached hereto as Exhibit A.

3. No shares of the class or series of stock being withdrawn are outstanding.

4. Signature: (required)

X /s/Edward H. (Ted) Murphy

Signature of Officer Edward H. (Ted) Murphy, Chairman, President and Chief Executive Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Withdrawal of Designation
Revised: 3-12-09

Exhibit A

Authorizing Resolutions Unanimously Approved by the Board of Directors of IZEA, Inc.

Pursuant to Section 78.1955 of the General Corporation Law of Nevada

WHEREAS, the Corporation created a separate series of 240 shares of preferred stock designated as “Series A Convertible Preferred Stock,” providing for such terms and provisions as are set forth in the Corporation’s Certificate of Designation filed with the Nevada Secretary of State on May 20, 2011 (as amended, the “Certificate of Designation”), which Certificate of Designation was authorized by the Board of Directors of the Corporation pursuant to authority vested in the Board of Directors by the Corporation’s Articles of Incorporation, and thereafter issued and sold 230 shares of Series A Convertible Preferred Stock to certain investors in a private placement occurring in May 2011;
WHEREAS, as of the date hereof, all of the issued shares of Series A Convertible Preferred Stock have previously been converted in accordance with their terms into shares of Common Stock of the Corporation and no authorized shares of Series A Convertible Preferred Stock are issued or outstanding, and no such shares are intended to be issued in the future; and
WHEREAS, the Corporation wishes to amend its Articles of Incorporation by withdrawing the Certificate of Designation to eliminate such separate series of shares of preferred stock, and return such previously designated shares to authorized, unissued and undesignated shares of preferred stock, for valid business reasons including to simplify the presentation of the Corporation’s stockholders’ equity section of its consolidated balance sheets;
NOW, THEREFORE, BE IT RESOLVED, that the proper officers of the Corporation, be, and each of them hereby is, authorized, directed and empowered, in the name and on behalf of the Corporation, to prepare, execute, acknowledge and file with the Nevada Secretary of State a Certificate of Withdrawal of Certificate of Designation (the “Certificate of Withdrawal”) eliminating from the Corporation’s Articles of Incorporation all matters set forth in the Certificate of Designation, which Certificate of Withdrawal shall be effective upon filing and shall have the effect of amending the Corporation’s Articles of Incorporation, in accordance with Section 78.1955 of the Nevada Revised Statutes, returning all such previously designated shares to the status of authorized but unissued shares of preferred stock of the Corporation, and the execution by such individuals of such Certificate of Withdrawal shall conclusively establish their authority from the Corporation and the approval and ratification by the Corporation of such Certificate of Withdrawal;
RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized and directed, in the name and on behalf of the Corporation, to take or cause to be taken any and all such further actions and to prepare, execute, deliver and file, or cause to be prepared, executed, delivered and filed, any and all such further reports, schedules, statements, consents, documents, agreements, certificates and undertakings as such officer shall determine to be necessary or appropriate to carry into effect the intent and purpose of the foregoing resolution.